Filed Pursuant to Rule 424(b)(5)
Registration No. 333-259464

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 21, 2022)

E-HOME HOUSEHOLD SERVICE HOLDINGS LIMITED

An aggregate offering amount of $3,480,000

We are offering 3,480,000 Ordinary Shares at a price of $1.00 per share to certain individual and institutional investors (collectively, the “Investors”) pursuant to this prospectus supplement and the accompanying prospectus and a securities purchase agreement dated November 18, 2022 with such Investors.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “EJH”. Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares held by non-affiliates in any 12-month period so long as the aggregate market value of our issued and outstanding ordinary shares held by non-affiliates remains below US$75,000,000. As of September 19, 2022, the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates was approximately $15.40 million based on 109,042,123 shares of our outstanding Ordinary Shares, of which approximately 96,228,089 were held by non-affiliates, and the reported closing sale price of our Ordinary Shares of US$0.16 per shares on September 19, 2022. During the 12 calendar months prior to and including the date of this prospectus, we sold $848,134 of our Ordinary Shares pursuant to General Instruction I.B.5. of Form F-3.

On November 18, 2022, the Company entered into a Securities Purchase Agreement with certain Investors for the sale of an aggregated 3,480,000 Ordinary Shares at a purchase price of $1.00 per share, for aggregate gross proceeds of $3,480,000. The net proceeds received by the Company from the offering were used for working capital and general corporate purposes.

We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page S-6 and the “Risk Factors” in the accompanying prospectus to read about factors you should consider before purchasing our Ordinary Shares.

INVESTORS PURCHASING SECURITIES IN THIS OFFERING ARE PURCHASING SECURITIES OF E-HOME, A CAYMAN ISLANDS HOLDING COMPANY, RATHER THAN SECURITIES OF E-HOME’S SUBSIDIARIES THAT CONDUCT SUBSTANTIVE BUSINESS OPERATIONS IN CHINA.

E-Home is not an operating company but rather a holding company incorporated in the Cayman Islands. Because E-Home has no operations of its own, we conduct all of our business in Hong Kong and mainland China (which is also referred to as “PRC,” and for the purpose of this prospectus, excluding Taiwan and the special administrative regions of Hong Kong and Macau) through E-Home’s subsidiaries, particularly, E-Home (Pingtan) Home Service Co., Ltd. and Fuzhou Bangchang Technology Co. Ltd., and their respective Chinese subsidiaries. See “Prospectus Supplement Summary – Corporate Overview”.

This structure involves unique risks to investors and you may never directly hold equity interests in E-Home’s Chinese operating entities. You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our business operations in China, including that changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition, results of operations and the market price of E-Home securities. Moreover, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence the PRC subsidiaries’ operations in China at any time. Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless. Although we believe our operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our holding company structure, which would likely result in a material adverse change in our operations and/or the value of E-Home’s securities being offered, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China —The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being registered hereby”, “Risk Factors—Risks Related to Doing Business in China —Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless” and “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” in the accompanying prospectus.

The PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that our PRC subsidiaries are directly subject to these regulatory actions or statements, as our PRC subsidiaries have not carried out any monopolistic behavior and the business of our PRC subsidiaries does not involve the collection of user data or implicate cybersecurity.

We also have dissolved the VIE structure in October 2021 as the business of our PRC subsidiaries does not involve any type of restricted industry. As advised by our PRC legal counsel, Tian Yuan Law Firm, the risk that we may face penalties associated with our prior VIE structure if such structures are invalidated in the PRC in the future is minimal. Currently there are no existing rules or regulations in China that may impose penalties on PRC entities that adopted a VIE structure, which was dissolved later. On December 24, 2021, the China Securities Regulatory Commission (“CSRC”) published the Administrative Provisions of the State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment) and the Administrative Measures for the Filings of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment), which provide principles and guidelines for direct and indirect issuance of securities overseas by a Chinese domestic enterprise. The Administrative Provisions and Measures aim to establish a unified supervision system and promote cross-border regulatory cooperation. According to the Q&A held by CSRC officials for journalists, the CSRC will adhere to the principle of non-retroactive application of law and first focus on issuers conducting initial public offerings and follow-on offerings by requiring them to complete the registration procedures.

As further advised by our PRC counsel, Tian Yuan Law Firm, as of the date of this prospectus supplement, no relevant laws or regulations in the PRC explicitly require E-Home or our PRC subsidiaries to seek approval from the China Securities Regulatory Commission, or the CSRC, or any other PRC governmental authorities for the offering, nor has E-Home, our Cayman Islands holding company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and detailed official guidance and related implementation rules have not been issued or taken effect, it is uncertain how soon the regulatory bodies in China will finalize implementation measures, and the impact the modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries, our ability to accept foreign investments and list on an U.S. or other foreign exchange. See “Risk Factors—Risks Related to Doing Business in China” in the accompanying prospectus.

In addition, pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, because of a position taken by one or more authorities in such jurisdictions. The PCAOB’s report also identified individual registered public accounting firms which are subject to these determinations. Our registered public accounting firm, TPS Thayer, LLC, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. TPS Thayer, LLC is subject to inspection by the PCAOB and the audit workpapers of E-Home including those of its Chinese subsidiaries are retained in the United States by TPS Thayer, LLC and available for the PCAOB’s inspection. However, if the PCAOB determines that it cannot inspect or investigate completely our auditor in the future, you may be deprived of the benefits of such inspection and such determination could result in limitation or restriction to our access to the U.S. capital markets and trading of E-Home’s securities may be prohibited under the HFCA Act. See “Risk Factor—Risks Related to Doing Business in China—The increased regulatory scrutiny focusing on U.S.-listed companies with significant operations in China in the U.S. could add uncertainties to our business operations, share price and reputation. Although our auditor, TPS Thayer LLC, is subject to inspection by the PCAOB, trading in E-Home’s securities may be prohibited under the HFCA Act if the PCAOB subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist E-Home’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to the PCAOB inspections for two consecutive years instead of three” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 22, 2022

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of securities and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated June 21, 2022, included in the registration statement on Form F-3 (No. 333-259464), including the documents incorporated by reference therein, which provides more general information, some of which may not be applicable to this offering.

This prospectus supplement provides specific terms of this offering of our Ordinary Shares and other matters relating to us and our financial condition. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any other offering materials, or any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on behalf of us to subscribe for and purchase, any of the Ordinary Shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

It is important for you to read and consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires, references to:

●	“we,” “us,” “our” or “our company,” are to the combined business of E-Home Household Service Holdings Limited, a Cayman Islands company, and its consolidated subsidiaries;

●	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus supplement and the accompanying prospectus, Hong Kong, Macau and Taiwan;

●	“Ordinary Shares” are to our ordinary shares of par value US$0.002 per share;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“SEC” are to the Securities and Exchange Commission; and

●	“U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Company Overview

We are a household service company based in Fuzhou, China. We provide integrated household services through our website and WeChat platform, “e家快服” (“E-Home”), across 21 provinces in China. Currently, these services primarily include home appliance services and housekeeping services. For our home appliance services, we partner with individuals and service stores which provide the technicians to deliver the on-site services. We have partnerships with more than 2,300 individuals and service stores providing these services in China. For our housekeeping services, we primarily partner with individual service providers who serve as independent contractors. We currently have more than 3,000 cleaners providing our housekeeping or care services. Our online platform integrates these offline service providers, which helps them to gain a larger customer base, and provides professional and reliable one-stop household services to our customers.

In July 2015, we successfully transitioned from an outsourcing after-market service provider of home appliances and building materials to an operator of home appliance services. In January 2018, we officially became an integrated household service provider after expanding our service portfolio from distribution, installation, repair and maintenance of home appliances to delivery, installation, repair and maintenance of home appliances, home-moving and house cleaning. In addition, we have recently launched and are actively promoting our senior care services. We had generated a limited amount of revenue from our senior care services as of June 30, 2022. We plan to further expand our business to include smart community services, as well as sales of smart home supplementary merchandise. We currently have approximately 526 employees to support our operations.

The focus of our integrated household services will be adjusted based on different seasons and different locations. Most our home appliance services are conducted in Shandong, Henan and Hunan provinces, while our housekeeping and care services are mainly conducted in Fujian, Shandong and Guangxi provinces. We received over 1,393,660 and 1,273,111 service orders in the fiscal years ended June 30, 2021 and 2022, respectively. We believe that all services ordered were successfully delivered.

We operate our business mainly by receiving the orders online and providing the services offline. Our online platform includes our website and WeChat platform. Customers order services and complete payments online. After our system automatically matches an order to the corresponding service provider, the service provider receives the order and arranges for a technician/cleaner to deliver the on-site service. We are committed to raising our service quality and improving the efficiency of our platform operation, which would ultimately improve the customer experience. After the services are delivered, customers can upload their evaluations on the platform and our customer service team will follow up with customers and get their feedback.

We market our brand and services through multiple channels, both online and offline. Online marketing is mainly done through WeChat events. Offline services are mainly promoted by clients from communities, institutions, training agencies and firms through peer-to-peer marketing. We also aim to deliver premium services to garner strong word-of-mouth referrals and enhance our brand recognition. The number of our registered members increased to more than 3,600,000 for the year ended June 30, 2022 and 2,800,000 for the year ended June 30, 2021 from about 2,629,000 for the year ended June 30, 2020. Registered members are those customers who followed our WeChat official account and provided their profiles, including their phone numbers or WeChat User IDs. Most of the orders for our services are placed from our registered members; therefore, we believe that the number of registered members is a key metric for our operations.

We have invested heavily in expanding and upgrading our business. In 2017, we acquired 67% of Fujian Happiness Yijia Family Service Co., Ltd. and 100% of Fuzhou Yongheng Xin Electric Co., Ltd. to support the expansion of our integrated household services and the training of our service providers. In 2021, we entered into equity transfer agreements to acquire all or a majority of equity interests of certain companies, including 51% of Fuzhou Sijie Cleaning Service Co., Ltd., 33% of Fujian Happiness Yijia Family Service Co., Ltd. (67% of which was previously owned by us), 100% of Fujian Jin Ri Dao Jia Technology Co., Ltd., 55% of Fujian Zhi Xie Education Technology Development Co., Ltd., and 55% of Fuzhou Ju Shang Enterprise Management Consulting Co., Ltd. We also contracted to purchase all the assets of Danyang Situ Fengyi Farm with its owner. As of the date of this report, except for the acquisition of 33% of Fujian Happiness Yijia Family Service Co., Ltd., none of the foregoing acquisitions in 2021 have been closed. On June 23, 2021, Fuzhou Fumao, a 20% owned PRC subsidiary of ours, entered into an equity transfer agreement with Fuzhou Gulou Jiajiale Family Service Co. Ltd. (“Jiajiale”), pursuant to which Fuzhou Fumao agreed to acquire 100% of equity interests of Jiajiale in cash. As of the date of this report, such acquisition has not closed yet.

Our business was adversely impacted by the continued outbreak or resurgence of COVID-19 in recent years as demonstrated by our decline in revenue from fiscal year 2021 to fiscal year 2022. Due to the impact of COVID-19 our overall revenue decreased by approximately 14.46% to approximately $63.75 million for the year ended June 30, 2022, and our revenue from installation and maintenance services decreased by 22.36% to approximately $4.02 million for the year ended June 30, 2022. We also generated approximately $7.39 million of revenues from our senior care services for the fiscal year ended June 30, 2022. Our net income for the year ended June 30, 2022 decreased by 184.85% as compared with the year ended June 30, 2021. The results of operations for the fiscal year ending June 30, 2023 and beyond are still uncertain and may continued to be adversely impacted by any further outbreak or resurgence of the COVID-19 pandemic. See “Risks Related to Our Business and Industry — We face risks related to natural disasters, health epidemics and other outbreaks, including the outbreak of COVID-19 since December 2019 which may have a continued material adverse effect on our business, results of operation and financial condition.”

Corporate Structure

E-Home is not an operating company in China but a Cayman Islands holding company. We conduct our operations in China primarily through our PRC and Hong Kong subsidiaries. Investors in securities being offered in this prospectus are not purchasing equity interests in our operating subsidiaries in China, but instead are purchasing equity interests in a holding company incorporated in the Cayman Islands.

The chart below presents our current corporate structure:

This structure involves unique risks to investors and you may never directly hold equity interests in E-Home’s Chinese operating entities. You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our business operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition, results of operations and the market price of E-Home securities. Moreover, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence the PRC subsidiaries’ operations in China at any time. Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could cause uncertainties regarding the status of the rights of the Cayman Islands holding company and may significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless. Although we believe our current operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our holding company structure, which would likely result in a material adverse change in our operations and/or the value of E-Home’s securities being offered, including that it could cause the value of such securities to significantly decline or become worthless. For a detailed discussion of risks facing us and the offering as a result of this structure, see “Risk Factors—Risks Related to Doing Business in China —The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being registered hereby” on page 9 of the accompanying prospectus, “Risk Factors—Risks Related to Doing Business in China —Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless” on page 9 and “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” on page 10 of the accompanying prospectus.

The PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that our PRC subsidiaries are directly subject to these regulatory actions or statements, as our PRC subsidiaries have not carried out any monopolistic behavior and the business of our PRC subsidiaries does not involve the collection of user data or implicate cybersecurity.

We also have dissolved the VIE structure in October 2021 as the business of our PRC subsidiaries does not involve any type of restricted industry. As advised by our PRC legal counsel, Tian Yuan Law Firm, the risk that we may face penalties associated with our prior VIE structure if such structures are invalidated in the PRC in the future is minimal. Currently there are no existing rules or regulations in China that may impose penalties on PRC entities that adopted a VIE structure, which was dissolved later. On December 24, 2021, the CSRC published the Administrative Provisions of the State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment) and the Administrative Measures for the Filings of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment), which provide principles and guidelines for direct and indirect issuance of securities overseas by a Chinese domestic enterprise. The Administrative Provisions and Measures aim to establish a unified supervision system and promote cross-border regulatory cooperation. According to the Q&A held by CSRC officials for journalists, the CSRC will adhere to the principle of non-retroactive application of law and first focus on issuers conducting initial public offerings and follow-on offerings by requiring them to complete the registration procedures.

As further advised by our PRC counsel, Tian Yuan Law Firm, as of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require E-Home or our PRC subsidiaries to seek approval from the CSRC, or any other PRC governmental authorities for the offering, nor has E-Home, the Cayman Islands holding company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and detailed official guidance and related implementation rules have not been issued or taken effect, it is uncertain how soon the regulatory bodies in China will finalize implementation measures, and the impact the modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries, our ability to accept foreign investments and list on an U.S. or other foreign exchange. For more information on various risks related to doing business in China, see “Risk Factors—Risks Related to Doing Business in China” beginning on page 9 of the accompanying prospectus.

Corporate Information

Our principal executive offices are located at E-Home, 18/F, East Tower, Building B, Dongbai Center, Yangqiao Road, Gulou District, Fuzhou City 350001, People’s Republic of China. The telephone number at our executive offices is +86-591-87590668.

E-Home’s registered office is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. E-Home’s agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at www.ej111.com. Information on our website is not incorporated by reference into this prospectus, any prospectus supplement or into any information incorporated herein by reference. You should not consider information on our website to be part of this prospectus, prospectus supplement, any free writing prospectus or any information incorporated by reference herein.

Risk Factors Summary

Investing in our securities entails a significant level of risk. Before investing in our Ordinary Shares, you should carefully consider all of the risks and uncertainties mentioned in the section titled “Risk Factors,” as well as all of the other information in this prospectus supplement. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, results of operations and financial condition. These Risks include, but are not limited to:

Risks Related to This Offering

●	If you purchase securities in this offering, you will suffer immediate dilution of your investment.

●	Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

●	You may experience future dilution as a result of future equity offerings or other equity issuances.

Risks Related to our Business and Industry

●	The Company’s business operations could be adversely affected by the continued outbreak of COVID-19.

Risks Related to Doing Business in China

●	The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being offered hereby.

●	Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless.

●	Changes in U.S. and Chinese regulations or in relations between the United States and China may adversely impact our business, our operating results, our ability to raise capital and the value of the securities being offered. Any such changes may take place quickly and with very little notice.

●	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

●	Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business.

●	PRC laws and regulations establish complex procedures in connection with certain acquisitions of China-based companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions or mergers in China.

●	The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our overseas capital-raising activities, including but not limited to this offering, under Chinese law.

●	PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent E-Home from making additional capital contributions or loans to its PRC subsidiaries.

●	The increased regulatory scrutiny focusing on U.S.-listed companies with significant operations in China in the U.S. could add uncertainties to our business operations, share price and reputation. Although our auditor, TPS Thayer LLC, is subject to inspection by the PCAOB, trading in E-Home’s securities may be prohibited under the HFCA Act if the PCAOB subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist E-Home’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to the PCAOB inspections for two consecutive years instead of three.

Please see “Risk Factors” and other information included in this prospectus supplement and in the accompanying prospectus for a discussion of these and other challenges, risks and uncertainties that we face.

THE OFFERING

Issuer	E-Home Household Service Holdings Limited

Securities Offered	3,480,000 Ordinary Shares

Offering Price Per Share	$1.00 per share

Use of Proceeds	We intend to use the net proceeds of this offering primarily for the general corporate purposes and working capital. See “Use of Proceeds” on Page S-8 of this prospectus supplement.

Transfer agent and registrar	VStock Transfer, LLC

Listing	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “EJH.”

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors, you should consider carefully before deciding to invest in our securities, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and in the other documents incorporated by reference into this prospectus supplement.

RISK FACTORS

The following is a summary of certain risks that should be carefully considered along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors incorporated by reference to our annual report on Form 20-F for the fiscal year ended June 30,2022 and the other information contained in this prospectus supplement and accompanying prospectus, as updated by our subsequent filings under the Exchange Act. If any of the following events actually occurs, our business, operating results, prospects, or financial condition could be materially and adversely affected. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to This Offering

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

The offering price of our Ordinary Shares in this offering is substantially higher than the net tangible book value per share of our Ordinary Shares. Therefore, if you purchase securities in this offering, you will pay a price per share of our Ordinary Shares that substantially exceeds our net tangible book value per share after giving effect to this offering.

Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We may in the future issue additional shares of our Ordinary Shares or other securities convertible into or exchangeable for shares of our Ordinary Shares. We cannot assure you that we will be able to sell shares of our Ordinary Shares or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares in future transactions may be higher or lower than the price per share in this offering.

Securities analysts may not cover our Ordinary Shares and this may have a negative impact on the market price of our Ordinary Shares.

The trading market for our Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our Ordinary Shares would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our Ordinary Shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Ordinary Shares could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

Risks Related to our Business and Industry

The Company’s business operations could be adversely affected by the continued outbreak of COVID-19.

The Company’s business operations could continue to be adversely affected by the recent outbreak of respiratory illness caused by a novel coronavirus known as COVID-19. The Company’s corporate headquarter is located in Fuzhou City, China, while most our home appliance services are conducted in Shandong, Henan and Hunan provinces and our housekeeping services are mainly conducted in Fujian, Shandong and Guangxi provinces. Any outbreak of contagious diseases and other adverse public health developments in these areas could be materially adverse on the Company’s business operations. In response to the highly contagious and sometimes fatal coronavirus inflicting thousands of people in China, certain local governments imposed travel restrictions and quarantines order to help control the spread of COVID-19 in February 2020. During 2021, the situation in China appeared to be on a path of slow recovery from the impact and compared with 2020, the adverse impact of COVID-19 on our operations was alleviated. However, due to recent outbreaks in various cities in China, there is still uncertainty as to the future progress of the disease.

The Company primarily engages in provision of home appliance services, housekeeping services and senior care services through website and WeChat platform, “e家快服”, across 21 provinces in China. Our customers are homeowners who require assistance with technical home installation and repair issues. The global outbreak of COVID-19 has significantly and adversely impacted our business operations. During 2021 and 2022, restrictions on movement within China still took place as there were still intermittent regional outbreaks of COVID-19. Given that the COVID-19 had been developed into a higher level of infectivity and lower level of lethality, the intermittent outbreaks of COVID-19 in the surrounding areas still posed negative effect on our business activities and forced us to postpone intercity in-person business meetings. We might fail to stick with the original timelines of certain projects. We also experienced a slowdown in our regular business activities, as a result of remote working requirements and travel restrictions. Any potential impact to the Company’s results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by governmental authorities and other entities to contain the COVID-19 or treat its impact, almost all of which are beyond the Company’s control.

Risks Related to Doing Business in China

Our entity that offers securities under this prospectus is not a Chinese operating company but a holding company incorporated under the laws of Cayman Islands. We conduct a substantial majority of our operations through our operating entity established in the People’s Republic of China, or the PRC. Additionally, we are subject to certain legal and operational risks associated with our PRC subsidiary’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our PRC subsidiary’s operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact of such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. See “Risk Factors - Risks Related to Doing Business in China” in the prospectus dated June 21, 2022.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $3.48 million. We intend to use the net proceeds from this offering for general corporate and working capital purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Our management will have broad discretion in the application of these proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, and future prospects and other factors the board of directors may deem relevant.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Ordinary Shares

A description of our Ordinary Shares can be found in our Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as originally filed with the SEC on March 26, 2020 (Registration No. 333-233468) under the heading “Description of Share Capital” and as incorporated into the Company’s Form 8-A12B, filed with the SEC on April 30, 2021, which description is incorporated by reference herein. See “Incorporation of Certain Information by Reference”.

Offering of Ordinary Shares pursuant to the Securities Purchase Agreement

On November 18, 2022, we entered into a securities purchase agreement directly with certain Investors in this offering. In the securities purchase agreement, we had made certain representations and warranties with respect to our business and operations. The offering is expected to close on or about November 23, 2022, subject to the satisfaction of customary closing conditions.

This is a brief summary of the material provisions of the securities purchase agreement and does not purport to be a complete statement of its terms and conditions. The form of the securities purchase agreement was filed with SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “What You Can Find More Information” on page S-12 of this prospectus supplement.

PLAN OF DISTRIBUTION

We are offering an aggregated 3,480,000 Ordinary Shares in a registered direct offering at an offering price of $1.00 per share to the Investors that are not affiliated with us. We established the price following negotiations with prospective investors and with reference to the prevailing market price of our Ordinary Shares, recent trends in such price and other factors.

Our Ordinary Shares offered hereby are being sold directly to Investors and not through a placement agent, underwriter or securities broker or dealer.

On November 18, 2022, we entered into a securities purchase agreement with each of the Investors covering the sale of the shares offered under this prospectus supplement. A copy of the form of securities purchase agreement between us and each of the Investors had been included as an exhibit to a Current Report on Form 6-K that filed with the SEC on November 21, 2022. We currently anticipate that closing of the sale of all 3,480,000 Ordinary Shares offered hereby will take place on or about November 23, 2022.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, the validity of any securities offered pursuant to this prospectus will be passed upon by Conyers Dill & Pearman. Certain other legal matters relating to U.S. federal law and the laws of the State of New York will be passed upon for us by King & Wood Mallesons. Legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm. King & Wood Mallesons may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of the Company as of June 30, 2022 and for each of the two-year period ended June 30, 2022 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2022, have been so incorporated in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the information contained in the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act, except for information “furnished” to the SEC which is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2022, filed with the SEC on November 4, 2022;

●	the Company’s Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on November 21, 2022 and November 21, 2022.

●	The description of E-Home’s Ordinary Shares contained in the registration statement on Form 8-A12B filed on April 30, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed hereafter for the purpose of updating such description

We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities by means of this prospectus, and any future reports of foreign private issuer on Form 6-K we furnish with the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents incorporated by reference have been modified or superseded. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such request should be directed to: E-Home, 18/F, East Tower, Building B, Dongbai Center, Yangqiao Road, Gulou District, Fuzhou City 350001, People’s Republic of China, and telephone number +86-591-87590668.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold by E-Home hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K.

The SEC maintains a website that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of the website is www.sec.gov. The information on our website (www.ej111.com), other than the Company’s SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, E-Home is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and E-Home’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, E-Home is not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The information in this prospectus is not complete and may be changed. E-Home Household Service Holdings Limited may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	Subject to completion, dated June 21, 2022

E-HOME HOUSEHOLD SERVICE HOLDINGS LIMITED

$300,000,000

Ordinary Shares

Debt Securities

Warrants

Units

Rights

E-Home Household Service Holdings Limited, a Cayman Islands exempted holding company with substantially all of its operations in China, may offer, issue and sell from time to time its ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), debt securities, warrants, rights or units up to $300,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances. These securities may be sold in any combination in one or more offerings.

Throughout this prospectus, unless the context indicates otherwise, references to “E-Home” refer to E-Home Household Service Holdings Limited, a holding company and references to “we,” “us,” “our,” the “Company” or “our company” are to E-Home and its consolidated subsidiaries, including E-Home Household Service Holdings Limited (Hong Kong), E-Home Household Service Technology Co., Ltd., E-Home (Pingtan) Home Service Co., Ltd., Fuzhou Bangchang Technology Co. Ltd., Fuzhou Yongheng Xin Electric Co., Ltd., Fujian Happiness Yijia Family Service Co., Ltd., Yaxing Human Resource Management (Pingtan) Co., Ltd., Fuzhou Gulou Jiajiale Family Service Co., Ltd., Yaxing Human Resource Management (Fuzhou) Co., Ltd., Pingtan Comprehensive Experimental Area Fumao Healthcare Industry Development Co., Ltd., Putian YouYou Cleaning Co., Ltd. and Shenzhen Chinese Enterprises Industrial LianBao Appliance Service Co., Ltd., as a whole.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of the securities.

E-Home’s Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “EJH.” On June 17, 2022, the closing sale price of the Ordinary Shares, as reported on the Nasdaq Capital Market, was $0.3209 per share. On June 17, 2022, the aggregate market value of outstanding Ordinary Shares held by non-affiliates was approximately $19.48 million based on 42,507,745 outstanding Ordinary Shares, of which approximately 32,281,745 Ordinary Shares were held by non-affiliates, and the last sale price of Ordinary Shares as reported by the Nasdaq Capital Market of $0.6035 per share on April 22, 2022, which was the highest closing price of Ordinary Shares reported on the NASDAQ Capital Market within the last 60 days prior to the date of this filing. E-Home Household Service Holdings Limited has not offered any Ordinary Shares pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

E-Home may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in securities of E-Home involves a high degree of risk. You are urged to carefully consider the risk factors beginning on page 9 of this prospectus, in any accompanying prospectus supplement and in any related free writing prospectus, and in the documents incorporated by reference into this prospectus, any accompanying prospectus supplement and any related free writing prospectus before making any decision to invest in such securities.

Investors purchasing securities in this offering are purchasing securities of E-Home, a Cayman Islands holding company, rather than securities of E-Home’s subsidiaries that conduct substantive business operations in China.

E-Home is not an operating company but rather a holding company incorporated in the Cayman Islands. Because E-Home has no operations of its own, we conduct all of our business in Hong Kong and mainland China (which is also referred to as “PRC,” and for the purpose of this prospectus, excluding Taiwan and the special administrative regions of Hong Kong and Macau) through E-Home’s subsidiaries, particularly, E-Home (Pingtan) Home Service Co., Ltd. and Fuzhou Bangchang Technology Co. Ltd., and their respective Chinese subsidiaries. For a description of our corporate structure, see “Corporate Structure” beginning on page 2.

This structure involves unique risks to investors and you may never directly hold equity interests in E-Home’s Chinese operating entities. You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our business operations in China, including that changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition, results of operations and the market price of E-Home securities. Moreover, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence the PRC subsidiaries’ operations in China at any time. Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless. Although we believe our operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our holding company structure, which would likely result in a material adverse change in our operations and/or the value of E-Home’s securities being offered, including that it could cause the value of such securities to significantly decline or become worthless. For detailed discussion of risks facing us and the offering as a result of this structure, see “Risk Factors—Risks Related to Doing Business in China —The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being registered hereby” on page 9, “Risk Factors—Risks Related to Doing Business in China —Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless” on page 9 and “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” on page 10.

The PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that our PRC subsidiaries are directly subject to these regulatory actions or statements, as our PRC subsidiaries have not carried out any monopolistic behavior and the business of our PRC subsidiaries does not involve the collection of user data or implicate cybersecurity.

We also have dissolved the VIE structure in October 2021 as the business of our PRC subsidiaries does not involve any type of restricted industry. As advised by our PRC legal counsel, Tian Yuan Law Firm, the risk that we may face penalties associated with our prior VIE structure if such structures are invalidated in the PRC in the future is minimal. Currently there are no existing rules or regulations in China that may impose penalties on PRC entities that adopted a VIE structure, which was dissolved later. On December 24, 2021, the China Securities Regulatory Commission (“CSRC”) published the Administrative Provisions of the State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment) and the Administrative Measures for the Filings of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment), which provide principles and guidelines for direct and indirect issuance of securities overseas by a Chinese domestic enterprise. The Administrative Provisions and Measures aim to establish a unified supervision system and promote cross-border regulatory cooperation. According to the Q&A held by CSRC officials for journalists, the CSRC will adhere to the principle of non-retroactive application of law and first focus on issuers conducting initial public offerings and follow-on offerings by requiring them to complete the registration procedures.

As further advised by our PRC counsel, Tian Yuan Law Firm, as of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require E-Home or our PRC subsidiaries to seek approval from the China Securities Regulatory Commission, or the CSRC, or any other PRC governmental authorities for the offering, nor has E-Home, our Cayman Islands holding company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and detailed official guidance and related implementation rules have not been issued or taken effect, it is uncertain how soon the regulatory bodies in China will finalize implementation measures, and the impact the modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries, our ability to accept foreign investments and list on an U.S. or other foreign exchange. For more information on various risks related to doing business in China, see “Risk Factors—Risks Related to Doing Business in China” beginning on page 9.

In addition, pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, because of a position taken by one or more authorities in such jurisdictions. The PCAOB’s report also identified individual registered public accounting firms which are subject to these determinations. Our registered public accounting firm, TPS Thayer, LLC, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. TPS Thayer, LLC is subject to inspection by the PCAOB and the audit workpapers of E-Home including those of its Chinese subsidiaries are retained in the United States by TPS Thayer, LLC and available for the PCAOB’s inspection. However, if the PCAOB determines that it cannot inspect or investigate completely our auditor in the future, you may be deprived of the benefits of such inspection and such determination could result in limitation or restriction to our access to the U.S. capital markets and trading of E-Home’s securities may be prohibited under the HFCA Act. See “Risk Factor—Risks Related to Doing Business in China—The increased regulatory scrutiny focusing on U.S.-listed companies with significant operations in China in the U.S. could add uncertainties to our business operations, share price and reputation. Although our auditor, TPS Thayer LLC, is subject to inspection by the PCAOB, trading in E-Home’s securities may be prohibited under the HFCA Act if the PCAOB subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist E-Home’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to the PCAOB inspections for two consecutive years instead of three” on page 17.

Cash is transferred through our organization in the following manner:

●	Our equity structure is a direct holding structure, that is, E-Home, the Cayman Islands entity listed in the U.S., controls E-Home (Pingtan) Home Service Co., Ltd. (“E-Home Pingtan”) and Fuzhou Bangchang Technology Co. Ltd. (“Fuzhou Bangchang,” together with E-Home Pingtan, the “WFOEs”) and other Chinese operating entities through E-Home Household Service Holdings Limited, a subsidiary organized under the laws of Hong Kong having the identical name as its Cayman Islands parent company (“E-Home HK”). See “Prospectus Summary—Corporate Structure” on page 2 for more details.

●	As of the date of this prospectus, neither E-Home nor any of its subsidiaries have paid dividends or made distributions to U.S. investors. As a result of E-Home’s initial public offering (“IPO”) closed in May 2021, E-Home received net proceeds of approximately $21.66 million. On December 20, 2021, E-Home issued an unsecured convertible promissory note to an institutional investor in the principal amount of $5,275,000, before deducting original issue discount, investor’s legal and other transaction costs and placement agent fees (“December 2021 Convertible Note”). As of December 31, 2021, with respect to the net proceeds from the IPO and December 2021 Convertible Note, E-Home had transferred approximately $11.31 million to E-Home Pingtan through E-Home HK and separately sent approximately $4.70 million to E-Home HK. E-Home had kept the remaining approximately $10.60 million in its own account. On May 13, 2022, E-Home issued another unsecured convertible promissory note to the same institutional investor in the principal amount of $3,170,000, before deducting original issue discount, investor’s legal and other transaction costs and placement agent fees (“May 2022 Convertible Note”). The net proceeds of approximately $2.73 million from May 2022 Convertible Note are deposited in E-Home’s own account. Other than the IPO, December 2021 Convertible Note and May 2022 Convertible Note, E-Home has not raised funds from investors so far, nor has it transferred any other funds to its subsidiaries. See the section entitled “Incorporation of Certain Information by Reference” below regarding information of our consolidated financial statements for the years ended June 30, 2021, 2020 and 2019 appearing in our most recent annual report on Form 20-F as well as the report on Form 6-K dated May 10, 2022 that are incorporated into this prospectus.

●	Within our direct holding structure, the cross-border transfer of funds from E-Home to its Chinese subsidiaries is permitted by the laws and regulations of the PRC currently in effect. Foreign investors’ funds for purchasing E-Home’s securities being offered hereby can be transferred to the WFOEs, through E-Home HK. Specifically, E-Home is permitted to provide funding to its PRC subsidiaries in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements in China. There are no quantity limits on E-Home’s ability to make capital contributions to its PRC subsidiaries under the PRC regulations. However, E-Home’s PRC subsidiaries may only procure shareholder loans from E-Home HK to the extent of the difference between their respective registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System.

●

As a holding company, E-Home relies on dividends and other distributions on equity paid by its Chinese operating subsidiaries for cash requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders or to service any expenses it may incur. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, if any of our Chinese subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to E-Home. If E-Home intends to distribute dividends, PRC subsidiaries will transfer funds to E-Home through E-Home HK in accordance with the laws and regulations of the PRC and Hong Kong, and the dividends will be distributed from E-Home to its shareholders in proportion to their respective shareholding, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. However, to the extent cash is in our mainland China or Hong Kong subsidiaries, there can be no assurance that the PRC government will not intervene or impose restrictions or limitations on the ability of E-Home or E-Home’s subsidiaries to transfer cash. As a result, such funds may not be available to fund operations or for other use outside of the PRC or Hong Kong. We intend to retain most, if not all, of available funds and any future earnings after this offering to the development and growth of our business in China. As of the date of this prospectus, none of E-Home’s subsidiaries have paid any dividends, or made any transfers or distributions to E-Home or to investors. We do not expect E-Home to pay dividends in the foreseeable future. See the section entitled “Transfer of Cash Through Our Organization - Restrictions on Our Ability to Transfer Cash Out of mainland China and Hong Kong” in Prospectus Summary below on page 8 and “Risk Factors—Risks Related to Doing Business in China —The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being registered hereby” on page 9.

Currently, other than complying with the applicable PRC laws and regulations, we do not have our own cash management policy and procedures that dictate how funds are transferred. See the section entitled “Transfer of Cash Through Our Organization - Restrictions on Our Ability to Transfer Cash Out of mainland China and Hong Kong” in Prospectus Summary below on page 8.

You are urged to carefully consider the risk factors beginning on page 9 of this prospectus, in any accompanying prospectus supplement and in any related free writing prospectus, and in the documents incorporated by reference into this prospectus, any accompanying prospectus supplement and any related free writing prospectus before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense

The date of this prospectus is     , 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that E-Home filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, E-Home may sell securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 (or its equivalent in foreign or composite currencies).

This prospectus provides you with a general description of the securities that may be offered. Each time E-Home offers securities, it will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities it offers. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the securities that E-Home is offering hereunder, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information incorporated by reference herein, including, but not limited to, our Annual Report on Form 20-F and our other periodic reports.

Company Overview

As a holding company with no material operations of its own, E-Home conducts its operations through subsidiaries in Hong Kong and mainland China, including E-Home Household Service Holdings Limited (Hong Kong), E-Home Household Service Technology Co., Ltd., E-Home (Pingtan) Home Service Co., Ltd., Fuzhou Bangchang Technology Co. Ltd., Fuzhou Yongheng Xin Electric Co., Ltd., Fujian Happiness Yijia Family Service Co., Ltd., Yaxing Human Resource Management (Pingtan) Co., Ltd., Fuzhou Gulou Jiajiale Family Service Co., Ltd., Yaxing Human Resource Management (Fuzhou) Co., Ltd., Pingtan Comprehensive Experimental Area Fumao Healthcare Industry Development Co., Ltd., Putian YouYou Cleaning Co., Ltd. and Shenzhen Chinese Enterprises Industrial LianBao Appliance Service Co., Ltd..

E-Home’s operating subsidiaries provide integrated household services through their company website and WeChat platform, “e家快服”, across 21 provinces in China. Currently, these services primarily include home appliance services, housekeeping services and senior care services. For the home appliance services, E-Home’s Chinese operating subsidiaries partner with individuals and service stores which provide the technicians to deliver the on-site services. They currently have partnerships with approximately 2,387 individuals and service stores providing these services in China. For the housekeeping services, these operating subsidiaries primarily partner with individual service providers who serve as independent contractors. E-Home’s Chinese operating subsidiaries currently have more than 2,900 cleaners and nannies providing the housekeeping services. Their online platform integrates these offline service providers, which helps them to gain a larger customer base, and provides professional and reliable one-stop household services to the Company’s customers. E-Home’s Chinese operating subsidiaries also launched and are actively promoting senior care services. We plan to further expand our business to include smart community services, as well as sales of smart home supplementary merchandise. We currently have approximately 523 employees to support our operations in China.

E-Home was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on September 24, 2018 to serve as a holding company for its subsidiaries’ operations in China. On October 16, 2018, E-Home established a wholly-owned subsidiary in Hong Kong, E-Home Household Service Holdings Limited (which name is identical to the name of the Cayman Islands parent company), which holds all of the equity interests of E-Home Household Service Technology Co., Ltd. (“E-Home WFOE”). E-Home WFOE was established in the PRC on December 5, 2018. In order to launch a mobile application and engage in the value-added telecommunications business, E-Home WFOE entered into contractual arrangements with then two VIEs, Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (“E-Home Pingtan”) and Bangchang Technology Co. Ltd. (“Fuzhou Bangchang”), which were established under the laws of the PRC on April 1, 2014 and March 15, 2007, respectively.

In October 2021, the board of directors of E-Home decided not to pursue the value-added telecommunications business and accordingly to dissolve the VIE structure. On October 18, 2021, E-Home WFOE entered into an equity transfer agreement with each of E-Home Pingtan and Fuzhou Bangchang and their respective shareholders, pursuant to which, E-Home WFOE exercised the options to acquire all of the equity interests in each of E-Home Pingtan and Fuzhou Bangchang from their respective shareholders. The equity transfer from the shareholders of Fuzhou Bangchang to E-Home WFOE was completed on October 18, 2021 and the equity transfer from the shareholders of E-Home Pingtan to E-Home WFOE was completed on October 27, 2021. As a result, the VIE structure was dissolved and each of E-Home Pingtan and Fuzhou Bangchang is now a wholly owned subsidiary of E-Home. In connection with the above equity transfers, Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. changed its name to E-Home (Pingtan) Home Service Co., Ltd.

Corporate Structure

E-Home is not an operating company in China but a Cayman Islands holding company. We conduct our operations in China primarily through our PRC and Hong Kong subsidiaries. Investors in securities being offered in this prospectus are not purchasing equity interests in our operating subsidiaries in China, but instead are purchasing equity interests in a holding company incorporated in the Cayman Islands.

The chart below presents our current corporate structure:

This structure involves unique risks to investors, and you may never directly hold equity interests in E-Home’s Chinese operating entities. You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our business operations in China, including changes in the legal, political, and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition, results of operations and the market price of E-Home securities. Moreover, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence the PRC subsidiaries’ operations in China at any time. Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could cause uncertainties regarding the status of the rights of the Cayman Islands holding company and may significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless. Although we believe our current operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our holding company structure, which would likely result in a material adverse change in our operations and/or the value of E-Home’s securities being offered, including that it could cause the value of such securities to significantly decline or become worthless. For a detailed discussion of risks facing us and the offering as a result of this structure, see “Risk Factors—Risks Related to Doing Business in China —The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being registered hereby” on page 9, “Risk Factors—Risks Related to Doing Business in China —Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless” on page 9 and “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” on page 10.

The PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that our PRC subsidiaries are directly subject to these regulatory actions or statements, as our PRC subsidiaries have not carried out any monopolistic behavior and the business of our PRC subsidiaries does not involve the collection of user data or implicate cybersecurity.

We also have dissolved the VIE structure in October 2021 as the business of our PRC subsidiaries does not involve any type of restricted industry. As advised by our PRC legal counsel, Tian Yuan Law Firm, the risk that we may face penalties associated with our prior VIE structure if such structures are invalidated in the PRC in the future is minimal. Currently there are no existing rules or regulations in China that may impose penalties on PRC entities that adopted a VIE structure, which was dissolved later. On December 24, 2021, the CSRC published the Administrative Provisions of the State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment) and the Administrative Measures for the Filings of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment), which provide principles and guidelines for direct and indirect issuance of securities overseas by a Chinese domestic enterprise. The Administrative Provisions and Measures aim to establish a unified supervision system and promote cross-border regulatory cooperation. According to the Q&A held by CSRC officials for journalists, the CSRC will adhere to the principle of non-retroactive application of law and first focus on issuers conducting initial public offerings and follow-on offerings by requiring them to complete the registration procedures.

As further advised by our PRC counsel, Tian Yuan Law Firm, as of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require E-Home or our PRC subsidiaries to seek approval from the CSRC, or any other PRC governmental authorities for the offering, nor has E-Home, the Cayman Islands holding company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding the offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and detailed official guidance and related implementation rules have not been issued or taken effect, it is uncertain how soon the regulatory bodies in China will finalize implementation measures, and the impact the modified or new laws and regulations will have on the daily business operations of our PRC subsidiaries, our ability to accept foreign investments and list on an U.S. or other foreign exchange. For more information on various risks related to doing business in China, see “Risk Factors—Risks Related to Doing Business in China” beginning on page 9.

Corporate Information

Our principal executive offices are located at Floor 9, Building 14, HaixiBaiyue Town, No. 14 Duyuan Road, Luozhou Town, Cangshan District, Fuzhou City 350001, People’s Republic of China. The telephone number at our executive offices is +86-591-87590668.

E-Home’s registered office is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. E-Home’s agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at www.ej111.com. Information on our website is not incorporated by reference into this prospectus, any prospectus supplement or into any information incorporated herein by reference. You should not consider information on our website to be part of this prospectus, prospectus supplement, any free writing prospectus or any information incorporated by reference herein.

Risk Factors Summary

There are a number of risks that you should consider and understand before making an investment decision regarding securities that E-Home is offering hereunder. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” and before deciding whether to invest in the securities. These risks include, but are not limited to:

●	As of the date of this prospectus, as advised by our PRC legal counsel, Tian Yuan Law Firm, we believe that we are not required to obtain any approval or prior permission for E-Home to offer its securities to foreign investors from the China Securities Regulatory Commission (the “CSRC”) or any other Chinese regulatory authority under the Chinese laws and regulations currently in effect. As of the date of this prospectus, neither E-Home nor any of its subsidiaries has been informed by the CSRC, Cybersecurity Administration of China (the “CAC”) or any other Chinese regulatory authority of any requirements, approvals or permissions that E-Home should obtain prior to this offering. Neither E-Home nor any of its subsidiaries has obtained the approval or clearance from either the CSRC or any other Chinese regulatory authority for the offering that E-Home may make under this prospectus and any applicable prospectus supplement. However, there remains significant uncertainty inherent in relying on an opinion of our PRC counsel as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC regulatory agencies, including the CSRC or the CAC, may not reach the same conclusion as our PRC counsel. If we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required but the CSRC or any other PRC regulatory body subsequently determines that we need to obtain the approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules subsequently that would require us to obtain CSRC or other governmental approvals for this offering, we may not be able to proceed with this offering, face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our Chinese operating subsidiaries’ operations in China, limit their operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, the value of E-Home’s securities, as well as E-Home’s ability to offer or continue to offer its securities to investors or cause such securities to significantly decline in value or become worthless. The risks arising from the legal system in China include risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little, if any, advance notice. As a result, there can be no assurance that we will not be subject to such requirements, approvals, or permissions in the future. For additional information, see “Risk Factors—Risks Related to Doing Business in China —Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business” on page 12 and “Risk Factors—Risks Related to Doing Business in China — The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our overseas capital-raising activities, including but not limited to this offering, under Chinese law” on page 14.

●

There are significant legal and operational risks associated with having substantially all business operations in China, including those changes in the legal, political, and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition, results of operations and the value of the securities that E-Home is registering. Any such changes may take place quickly and with very little notice and as a result, could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors, and could cause the value of E-Home’s securities to significantly decline or become worthless. Recent statements made and regulatory actions undertaken by China’s government, such as those related to data security or anti-monopoly concerns and any other future laws and regulations may require us to incur significant expenses and could materially affect our Chinese operating subsidiaries’ ability to conduct business in China or accept foreign investments. For additional information, see “Risk Factors—Risks Related to Doing Business in China— Changes in U.S. and Chinese regulations or in relations between the United States and China may adversely impact our business, our operating results, our ability to raise capital and the value of the securities being offered. Any such changes may take place quickly and with very little notice” on page 10 and “Risk Factors—Risks Related to Doing Business in China— Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations, and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business” on page 12.

●	The increased regulatory scrutiny focusing on U.S.-listed companies with significant operations in China could add uncertainties to our business operations, share price and reputation. In recent years, as part of increased regulatory focus in the United States on access to audit information, the United States enacted the HFCA Act in December 2020. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to the PCAOB inspections for two consecutive years instead of three. Although the audit reports incorporated by reference into this prospectus were prepared by TPS Thayer LLC, our U.S. auditors who are subject to inspection by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB and, as such, future investors may be deprived of such inspections, which could result in limitations or restrictions to our access of the U.S. capital markets. Furthermore, trading in E-Home’s securities may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act (if enacted), if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist the Ordinary Shares. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in such jurisdictions. In addition, the PCAOB’s report identified specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, TPS Thayer, LLC, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. TPS Thayer, LLC is subject to inspection by the PCAOB and the audit workpapers of E-Home, including its Chinese subsidiaries, are retained in the United States by TPS Thayer, LLC and available for the PCAOB inspection. However, if the PCAOB determines that it cannot inspect or investigate completely our auditor in the future, you may be deprived of the benefits of the inspection and such determination could result in limitation or restriction to our access to the U.S. capital markets and trading of E-Home’s securities may be prohibited under the HFCA Act. For additional information, see “Risk Factors—Risks Related to Doing Business in China —The increased regulatory scrutiny focusing on U.S.-listed companies with significant operations in China in the U.S. could add uncertainties to our business operations, share price and reputation. Although our auditor, TPS Thayer LLC, is subject to inspection by the PCAOB, trading in E-Home’s securities may be prohibited under the HFCA Act if the PCAOB subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist E-Home’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to the PCAOB inspections for two consecutive years instead of three.” on page 17.

●	The Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material adverse change in our operations and in the value of E-Home’s securities that it is registering. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of such securities to significantly decline or become worthless. For additional information, see “Risk Factors—Risks Related to Doing Business in China —The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being registered hereby” on page 9 and “Risk Factors—Risks Related to Doing Business in China —Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless” on page 9.

●	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules, and regulations. For additional information, see “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” on page 10.

●	You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China through E-Home’s PRC subsidiaries, and most of our officers and directors reside outside of the United States.

●	The trading price of the Ordinary Shares has been and is likely to continue to be highly volatile, which could result in significant losses to holders of the Ordinary Shares.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of your shares for return on your investment.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because E-Home is incorporated under Cayman Islands law.

●	E-Home is a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	As a foreign private issuer, E-Home is permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of E-Home’s securities.

Regulatory Permissions and Developments

Permissions to Operate Our Business

We have been advised by our PRC Counsel, Tian Yuan Law Firm, that pursuant to the relevant laws and regulations in China, as of the date of this prospectus, none of our PRC subsidiaries’ business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) promulgated by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and The National Development and Reform Commission of the People’s Republic of China which took effect on January 1, 2022. Therefore, our PRC subsidiaries are able to conduct their business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

Currently, none of our PRC subsidiaries is required to obtain additional licenses or permits beyond a regular business license for their operations. Each of our PRC subsidiaries is required to obtain a regular business license from the local branch of the State Administration for Market Regulation. Each of our PRC subsidiaries has obtained a valid business license for its respective business scope, and no application for any such license has been denied.

As of the date of this prospectus, E-Home and its PRC subsidiaries are not subject to permission requirements from the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve of its PRC subsidiaries’ operations.

Permissions to Issue Securities to Foreign Investors

As of the date of this prospectus, E-Home and its PRC subsidiaries are not required to obtain permissions from any PRC authorities to issue securities to foreign investors, and nor have received or were denied such permissions by any PRC authorities.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Strictly Cracking Down on Illegal Securities Activities,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to step up regulation over illegal securities activities, and the need to strengthen oversight over overseas listings by Chinese companies. Based on existing PRC laws and regulations, as advised by our PRC counsel, Tian Yuan Law Firm, we believe neither E-Home nor its subsidiaries are required to obtain any approval from any Chinese authority to offer and issue securities to foreign investors, and we have not received any inquiry, notice, warning, or sanction in relation to the listing and trading of the Ordinary Shares on Nasdaq from the CSRC, the CAC or any other Chinese authorities. However, there remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. We will continue to closely monitor regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administrative Provisions”), and the Measures Regarding Recordation of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”). The Administrative Provisions and Measures aim to establish a unified supervision system and promote cross-border regulatory cooperation. The Measures lay out filing procedures for domestic companies to record their initial public offerings and follow-on offerings abroad with the CSRC. Issuers are required to file follow-on offerings with the CSRC within 3 business days after the closing of such offerings.

While it is uncertain when the Administrative Provisions and the Measures will take effect or if they will take effect as proposed, we are advised by our PRC counsel, Tian Yuan Law Firm, that based on the Chinese laws and regulations currently in effect, as of the date of this prospectus, the risk that we may face penalties associated with our prior VIE structure if such structures are invalidated in the PRC in the future is minimal. Currently there are no existing rules or regulations in China that may impose penalties on PRC entities that adopted a VIE structure, which was dissolved later. According to the Q&A held by CSRC officials for journalists thereafter, the CSRC will adhere to the principle of non-retroactive application of law and first focus on issuers conducting initial public offerings and follow-on offerings by requiring them to complete the registration procedures. Other issuers will be given a sufficient transition period. The CSRC officials also noted that the regulation system contemplated by the draft Administrative Provisions and Measures differentiates between IPOs and follow-on offerings to take into account overseas capital markets’ fast and efficient features and to reduce impacts on overseas financing activities by domestic companies. If the Administrative Provisions and the Measures are enacted in their current forms, we expect to perform necessary registration filings, through our WFOEs, with the CSRC for E-Home’s listing on the Nasdaq within the prescribed transition period and for this offering in the event that it takes place after the Administrative Provisions and the Measures become effective.

In addition, as advised by our PRC counsel, Tian Yuan Law Firm, none of E-Home or any of its subsidiaries are required to obtain permissions or approval from the CSRC, the CAC, or any other government agency in connection with E-Home’s offerings of securities to foreign investors or trading of Ordinary Shares on Nasdaq. Neither E-Home nor any of its subsidiaries has obtained or been denied the approval or clearance from either the CSRC or any other Chinese regulatory authority for the offering that E-Home may make under this prospectus and any applicable prospectus supplement. However, there remains uncertainty inherent in relying on an opinion of our PRC counsel as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC regulatory agencies, including the CSRC or the CAC, may not reach the same conclusion as our PRC counsel.

If we inadvertently conclude that such approvals are not required but the CSRC or other PRC regulatory body subsequently determines that we need to obtain the approval for this offering or if the CSRC or any other PRC government authority promulgates any interpretation or implements rules subsequently that would require us to obtain CSRC or other governmental approvals for this offering, E-Home may not be able to proceed with this offering, and may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may limit, or impose fines and penalties on our operations in China or take other actions that could have a material adverse effect on our business, financial condition, or operating results, as well as E-Home’s ability to offer or continue to offer its securities to investors or cause such securities to significantly decline in value or become worthless. In addition, if the CSRC, the CAC or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for any of the offerings, we cannot assure you that we can obtain the approval, authorizations, or complete required procedures or other requirements in a timely manner, or at all, or obtain a waiver of the requisite requirements if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the value of the securities being offered.

Cybersecurity Review

As advised by our PRC counsel, Tian Yuan Law Firm, and based on their interpretation of the revised Cybersecurity Review Measures which were released for comments in July 2021 and became effective on February 15, 2022, E-Home or any of its PRC subsidiaries are not required to apply for a cybersecurity review with the CAC, because E-Home’s Ordinary Shares were listed on Nasdaq before the effective date of the revised Cybersecurity Review Measures on February 15, 2022 and the requirement that “online platform operators with personal information of more than 1 million users which intends to go public abroad must apply to the Cybersecurity Review Office of the CAC for a cybersecurity review” set forth in Article 7 of the revised Cybersecurity Review Measures should not be applicable to E-Home or any of its subsidiaries. Further, we do not believe that E-Home or any of its subsidiaries constitutes an online platform operator under the draft Regulations on Network Data Security which were published for comments on November 14, 2021 by the CAC. However, there remains uncertainty as to the interpretation and implementation of the revised Cybersecurity Review Measures and we cannot assure you that the CAC will reach the same conclusion as our PRC counsel.

On July 10, 2021, the Cyberspace Administration of China issued the Cybersecurity Review Measures (revised draft for public comments), which proposed to authorize the CAC to conduct cybersecurity review on a range of activities that affect or may affect national security. The revised Cybersecurity Review Measures expand the cybersecurity review to online platform operators in possession of personal information of over one million users if the operators intend to list their securities in a foreign country. The revised Cybersecurity Review Measures took effect on February 15, 2022. Under the revised Cybersecurity Review Measures, the scope of entities required to undergo cybersecurity review to assess national security risks that arise from data processing activities would be expanded to include all critical information infrastructure operators who purchase network products and services and all data processors carrying out data processing activities that affect or may affect national security. Such reviews will focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used, or exported out of China, or critical information infrastructure being affected, controlled, or maliciously used by foreign governments after a listing outside China. As advised by our PRC counsel, Tian Yuan Law Firm, we believe that the cybersecurity review requirement under the revised Cybersecurity Review Measures for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to E-Home or any of its subsidiaries, because E-Home became a public company with shares listed in the US before such Measures became effective. However, there remains uncertainty as to the interpretation and implementation of the revised Cybersecurity Review Measures and we cannot assure you that the CAC will reach the same conclusion as our PRC counsel.

In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide more detailed guidance on how to implement the general legal requirements under legislations such as the Cybersecurity Law, Data Security Law, and the Personal Information Protection Law. The draft Regulations on Network Data Security follow the principle that the state will regulate based on a data classification and multi-level protection scheme. We believe that E-Home or any of its subsidiaries does not constitute an online platform operator under the draft Regulations on Network Data Security as proposed, which is defined as a platform that provides information publishing, social network, online transaction, online payment, and online audio/video services. Our PRC subsidiaries only access certain customers through the WeChat platform but none of them is an online platform operator themselves, nor is any of them required to obtain an ICP license for their operations. However, in anticipation of strengthened implementation of cybersecurity laws and regulations, there can be no assurance that the Cybersecurity Review Measures will not be further amended, or other laws or regulations will not be promulgated to subject us or any of our PRC subsidiaries to the cybersecurity review or other compliance requirements. In such case, we may face challenges in addressing such enhanced regulatory requirements. For additional information, see “Risk Factors—Risks Related to Doing Business in China—Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations, and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business” on page 12.

Transfer of Cash Through Our Organization

Holding Company Structure

Our equity structure is a direct holding structure, that is, E-Home, the Cayman Islands entity listed in the U.S., controls E-Home Pingtan and Fuzhou Bangchang and other Chinese operating entities through E-Home HK. See “Prospectus Summary—Corporate Structure” above on page 2 for more details.

Cash and Other Assets Transfers Between the Holding Company and Its Subsidiaries

As a result of E-Home’s IPO closed in May 2021, E-Home received net proceeds of approximately $21.66 million. On December 20, 2021, E-Home issued the Convertible Note to an institutional investor in the principal amount of $5,275,000, before deducting original issue discount, investor’s legal and other transaction costs, and placement agent fees. As of December 31, 2021, with respect to the net proceeds from the IPO and the Convertible Note, E-Home had transferred approximately $11.31 million to E-Home Pingtan through E-Home HK and separately sent approximately $4.70 million to E-Home HK; E-Home had kept the remaining approximately $10.60 million in its own account.

Other than the IPO and the Convertible Note, E-Home has not raised funds from investors so far, nor has it transferred any other funds to its subsidiaries. See the section entitled “Incorporation of Certain Information by Reference” below regarding information of our consolidated financial statements for the years ended June 30, 2021, 2020 and 2019 as well as our reports on Form 6-K that are incorporated into this prospectus.

E-Home, as a holding company, may rely on dividends and other distributions on equity paid by its Chinese subsidiaries for E-Home’s cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders or to service any expenses and other obligations it may incur. To date, there have not been any dividends or other distributions from our Chinese subsidiaries to our subsidiary located outside of mainland China, namely E-Home HK, or the Cayman Islands holding company, E-Home.

Within our direct holding structure, the cross-border transfer of funds from E-Home to its Chinese subsidiaries is permitted under laws and regulations of the PRC currently in effect. Foreign investors’ funds for purchasing E-Home’s securities being offered hereby can be remitted to our subsidiaries in China, through E-Home HK. Specifically, E-Home is permitted to provide funding to its PRC subsidiaries in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements in China. There are no quantity limits on E-Home’s ability to make capital contributions to its PRC subsidiaries under the PRC regulations. However, the PRC subsidiaries may only procure shareholder loans from E-Home HK to the extent of the difference between their respective registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System.

Dividends and Other Distributions to U.S. Investors and Tax Consequences

As of the date of this prospectus, neither E-Home nor any of its subsidiaries have paid dividends or made distributions to U.S. investors. We intend to retain most, if not all, of our available funds and any future earnings after this offering to the development and growth of our business in China. We do not expect to pay dividends in the foreseeable future.

Subject to the passive foreign investment company rules, the gross amount of any distribution that we make to investors with respect to E-Home’s securities (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles.

The PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

Restrictions on Our Ability to Transfer Cash Out of Mainland China and Hong Kong

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our Chinese subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to E-Home.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China, and the State Administration of Foreign Exchange, or SAFE, implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. In addition, to the extent cash is in our mainland China or Hong Kong subsidiaries, there can be no assurance that the PRC government will not intervene or impose restrictions on the ability of E-Home or E-Home’s subsidiaries to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on funding our operations or making transfers or distributions outside of mainland China and Hong Kong for other use.

Currently, other than complying with the applicable PRC laws and regulations, we do not have our own cash management policy and procedures that dictate how funds are transferred.

For additional information, see Risk Factors—Risks Related to Doing Business in China —The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being registered hereby” on page 9 and “Risk Factors—Risks Related to Doing Business in China— PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making additional capital contributions or loans to our PRC subsidiaries” on page 16.

RISK FACTORS

An investment in E-Home’s securities involves a high degree of risk. We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position, or results of operations and which can also cause the value of the securities being offered to decline. Many of these factors are beyond our control and therefore, are difficult to predict. Prior to making a decision about investing in E-Home’s securities, you should carefully consider the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 20-F filed with the SEC, and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus or any free writing prospectus, together with all of the other information contained in this prospectus or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of E-Home’s securities could decline, and you might lose all or part of your investment.

The following disclosure is intended to highlight, update or supplement previously disclosed risk factors facing the Company set forth in the Company’s public filings. These risk factors should be carefully considered along with any other risk factors identified in the Company’s other filings with the SEC.

Risks Related to Doing Business in China

The Chinese government exerts significant oversight and discretion over the conduct of our business. The Chinese government may intervene or influence our PRC subsidiaries’ operations at any time, which could result in a material adverse change in our PRC subsidiaries’ operations and in the value of the securities being offered hereby.

Substantially all of our operations are conducted in the PRC by our PRC subsidiaries and all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political, and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. The PRC government has implemented various measures to encourage economic growth and to guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations and the value of the securities being offered hereby could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of mainland China and Hong Kong and may adversely affect our business, financial condition and results of operations.

Recent statements by the Chinese government indicate an intent to exert more oversight and more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors and cause the value of the securities being registered hereby to significantly decline or become worthless.

The Chinese government recently has published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could require us to seek permission from Chinese authorities to continue to operate our business, which may adversely affect our business, financial condition and results of operations. Furthermore, recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in China that are to be conducted in foreign markets, as well as foreign investment in China-based issuers like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder E-Home’s ability to offer or continue to offer its securities to investors, and could cause the value of such securities to significantly decline or become worthless.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China, including through arrangements via VIEs. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. Although we have recently dissolved our VIE structure, as substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations and our business in China, as well as the value of the securities being offered, may also be adversely affected.

Changes in U.S. and Chinese regulations or in relations between the United States and China may adversely impact our business, our operating results, our ability to raise capital and the value of the securities being offered. Any such changes may take place quickly and with very little notice.

The U.S. government, including the SEC, has made statements and taken certain actions that led to changes to United States and international relations, and will impact companies with connections to the United States or China. The SEC has issued statements primarily focused on companies with significant China-based operations, such as us. For example, on July 30, 2021, Gary Gensler, Chairman of the SEC, issued a Statement on Investor Protection Related to Recent Developments in China, pursuant to which Chairman Gensler stated that he has asked the SEC staff to engage in targeted additional reviews of filings for companies with significant China-based operations. The statement also addressed risks inherent in companies with VIE structures. We have dissolved our VIE structure and are not in any industry that is subject to foreign ownership limitations by China. However, it is possible that the Company’s filings with the SEC may be subject to enhanced review by the SEC and this additional scrutiny could affect our ability to effectively raise capital in the United States.

In response to the SEC’s July 30, 2021 statement, the CSRC announced on August 1, 2021, that “[i]t is our belief that Chinese and U.S. regulators shall continue to enhance communication with the principle of mutual respect and cooperation, and properly address the issues related to the supervision of China-based companies listed in the U.S. so as to form stable policy expectations and create benign rules framework for the market.” While the CSRC will continue to collaborate “closely with different stakeholders including investors, companies, and relevant authorities to further promote transparency and certainty of policies and implementing measures,” it emphasized that it “has always been open to companies’ choices to list their securities on international or domestic markets in compliance with relevant laws and regulations.” If any new legislation, executive orders, laws and/or regulations are implemented, if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tension or if the Chinese government exerts more oversight and control over securities offerings that are conducted in the United States, such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the value of the securities being offered.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

E-Home is not a Chinese operating company but rather a holding company incorporated in the Cayman Islands. As a holding company with no material operations of its own, E-Home conducts its business through its Chinese operating subsidiaries, in particular, E-Home Pingtan and Fuzhou Bangchang, and their respective Chinese subsidiaries. As a result, substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations, especially those relating to the internet, are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The PRC government has recently announced its plans to enhance its regulatory oversight of Chinese companies listing overseas. The Opinions on Strictly Cracking Down on Illegal Securities Activities issued on July 6, 2021 called for:

●	tightening oversight of data security, cross-border data flow and administration of classified information, as well as amendments to relevant regulation to specify responsibilities of overseas listed Chinese companies with respect to data security and information security;

●	enhanced oversight of overseas listed companies as well as overseas equity fundraising and listing by Chinese companies; and

●	extraterritorial application of China’s securities laws.

As the Opinions on Strictly Cracking Down on Illegal Securities Activities were recently issued, there are great uncertainties as to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us, but among other things, E-Home’s ability to obtain external financing through the issuance of equity securities overseas could be negatively affected.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administrative Provisions”), and the Measures Regarding Recordation of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”). The Administrative Provisions and Measures aim to establish a unified supervision system and promote cross-border regulatory cooperation. The Measures lay out filing procedures for domestic companies to record their initial public offerings and follow-on offerings abroad with the CSRC. Issuers are required to file follow-on offerings with the CSRC within 3 business days after the closing of such offerings.

According to the Q&A held by CSRC officials for journalists thereafter, the CSRC will adhere to the principle of non-retroactive application of law and first focus on issuers conducting initial public offerings and follow-on offerings by requiring them to complete the registration procedures. Other issuers will be given a sufficient transition period. The CSRC officials also noted that the regulation system contemplated by the draft Administrative Provisions and Measures differentiates between IPOs and follow-on offerings to take into account overseas capital markets’ fast and efficient features and to reduce impacts on overseas financing activities by domestic companies. If the Administrative Provisions and the Measures are enacted in their current forms, we expect to perform necessary registration filings with the CSRC for the listing of E-Home’s securities on Nasdaq within the prescribed transition period and for this offering in the event that it takes place after the Administrative Provisions and the Measures become effective. However, it is uncertain when the Administrative Provisions and the Measures will take effect or if they will take effect as in their current forms.

In addition, our holding company structure involves unique risks to investors and you may never directly hold equity interests in our Chinese operating entities. Although we believe our operating structure is legal and permissible under the Chinese law and regulations currently in effect, Chinese regulatory authorities could take a different position on the interpretation and enforcement of laws and regulations and disallow our operating structure, which would likely result in a material adverse change in our operations and/or the value of E-Home’s securities being offered, including that it could cause the value of such securities to significantly decline or become worthless.

Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business.

Regulatory authorities in China have implemented and are considering further legislative and regulatory proposals concerning data protection. China’s new Data Security Law went into effect on September 1, 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government. The Data Security Law sets forth the legal liabilities of entities and individuals found to be in violation of their data protection obligations, including rectification order, warning, fines of up to RMB5 million, suspension of relevant business, and revocation of business permits or licenses.

In addition, the PRC Cybersecurity Law provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure. According to the Cybersecurity Review Measures promulgated by the Cyberspace Administration of China and certain other PRC regulatory authorities in April 2020, which became effective in June 2020, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. Any failure or delay in the completion of the cybersecurity review procedures may prevent the critical information infrastructure operator from using or providing certain network products and services, and may result in fines of up to ten times the purchase price of such network products and services. The PRC government recently launched cybersecurity reviews against a number of mobile apps operated by several U.S.-listed Chinese companies and prohibiting these apps from registering new users during the review periods. We do not believe that we constitute a critical information infrastructure operator under the Cybersecurity Review Measures that took effect in June 2020.

On July 10, 2021, the Cyberspace Administration of China issued the Cybersecurity Review Measures (revised draft for public comments), which proposed to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security. The PRC National Security Law covers various types of national security, including technology security and information security. The revised Cybersecurity Review Measures took effect on February 15, 2022. The revised Cybersecurity Review Measures expand the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country. Under the revised Cybersecurity Review Measures, the scope of entities required to undergo cybersecurity review to assess national security risks that arise from data processing activities would be expanded to include all critical information infrastructure operators who purchase network products and services and all data processors carrying out data processing activities that affect or may affect national security. In addition, such reviews would focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after such a listing. An operator that violates these measures shall be dealt with in accordance with the provisions of the PRC Cybersecurity Law and the PRC Data Security Law. As advised by our PRC counsel, Tian Yuan Law Firm, we believe that the cybersecurity review requirement under the revised Cybersecurity Review Measures for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to us or any of our PRC subsidiaries, because we became a public company with shares listed on Nasdaq before such Measures went into effect on February 15, 2022. However, there remains uncertainty as to the interpretation and implementation of the revised Cybersecurity Review Measures and we cannot assure you that the CAC will reach the same conclusion as our PRC counsel.

On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide more detailed guidance on how to implement the general legal requirements under legislations such as the Cybersecurity Law, Data Security Law and the Personal Information Protection Law. The draft Regulations on Network Data Security follow the principle that the state will regulate based on a data classification and multi-level protection scheme. We believe that E-Home or any of its subsidiaries does not constitute an online platform operator under the draft Regulations on Network Data Security as proposed, which is defined as a platform that provides information publishing, social network, online transaction, online payment and online audio/video services. Our PRC subsidiaries only access certain customers through the WeChat platform but none of them is an online platform operator themselves, nor is any of them required to obtain an ICP license for their operations.

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law which became effective on November 1, 2021. The Personal Information Protection Law provides a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The Personal Information Protection Law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to be set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the Personal Information Protection Law contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities. We have access to certain information of our customers in providing services and may be required to further adjust our business practice to comply with new regulatory requirements.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with the PRC Cybersecurity Law and the PRC Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices or service offerings could fail to meet all of the requirements imposed on us by the PRC Cybersecurity Law, the PRC Data Security Law and/or related implementing regulations. Any failure on our part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of E-Home’s securities in the U.S. market.

PRC laws and regulations establish complex procedures in connection with certain acquisitions of China-based companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions or mergers in China.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities of a PRC company obtain the approval of the China Securities Regulatory Commission prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the China Securities Regulatory Commission published on its official website procedures regarding its approval of overseas listings through special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

The regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.

Moreover, according to the Anti-Monopoly Law of the People’s Republic of China promulgated on August 30, 2007 and the Provisions on Thresholds for Reporting of Concentrations of Undertakings (the “Prior Reporting Rules”) issued by the State Council in August 2008 and amended in September 2018, the concentration of business undertakings by way of mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the anti-monopoly enforcement agency of the State Council when the applicable threshold is crossed and such concentration shall not be implemented without the clearance of prior reporting. In addition, the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprise by Foreign Investors (the “Security Review Rules”) issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review by structuring the transaction through, among other things, trusts, entrustment or contractual control arrangements.

We may grow our business in part by acquiring other companies operating in our industry. Compliance with the requirements of the regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our overseas capital-raising activities, including but not limited to this offering, under Chinese law.

The “M&A Rules” purport to require offshore special purpose vehicles that are controlled by Chinese companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of Chinese domestic companies or assets in exchange for the shares of the offshore special purpose vehicles shall obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange.

Based on our understanding of the Chinese laws and regulations currently in effect and in the opinion of Tian Yuan Law Firm, our PRC legal counsel, we will not be required to submit an application to the CSRC for its approval of any of offerings of E-Home’s securities to foreign investors under the M&A Rules. However, there remains some uncertainties as to how the M&A Rules will be interpreted or implemented, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Furthermore, on July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, pursuant to which Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law.

As part of such efforts, the CAC issued the Cybersecurity Review Measures (revised draft for public comments) on July 10, 2021, which went into effect on February 15, 2022. The current Cybersecurity Review Measures expand the cybersecurity review to online platform operators in possession of personal information of over one million users if the operators intend to list their securities in a foreign country. And such reviews will focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after a listing outside China. As advised by our PRC counsel, Tian Yuan Law Firm, we believe that the cybersecurity review requirement under the Cybersecurity Review Measures currently in effect for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to E-Home or any of its subsidiaries and E-Home and any of its subsidiaries are not required to apply to the CAC for a cybersecurity review, because E-Home became a public company with shares listed on Nasdaq before the effective date of the Cybersecurity Review Measures on February 15, 2022. However, there remains uncertainty as to the interpretation and implementation of the revised Cybersecurity Review Measures and we cannot assure you that the CAC will reach the same conclusion as our PRC counsel.

We believe that E-Home and its subsidiaries are compliant with the regulations and policies that have been issued by the CAC to date and we will continue to closely monitor the interpretation, enforcement and implications of such regulations and policies as well as any new regulations and rules that the CAC or other Chinese regulatory agencies may issue in the future.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters including data privacy and cross-border investigation and enforcement of legal claims. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, or sanction in relation to the listing and trading of the Ordinary Shares on Nasdaq from the CSRC, the CAC or any other Chinese authorities that have jurisdiction over our operations.

We are advised by our PRC counsel, Tian Yuan Law Firm, that based on the Chinese laws and regulations currently in effect, as of the date of this prospectus, we are not required to submit an application to the CSRC or the CAC for the approval of offerings of E-Home’s securities to foreign investors or trading of Ordinary Shares on Nasdaq. Neither E-Home nor any of its subsidiaries has obtained the approval or clearance from either the CSRC or any other Chinese regulatory authority for the offering under this prospectus and any applicable prospectus supplement. However, there remains significant uncertainty inherent in relying on an opinion of our PRC counsel as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC regulatory agencies, including the CSRC or the CAC, may not reach the same conclusion as our PRC counsel. If we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required but the CSRC or other PRC regulatory body subsequently determines that we need to obtain the approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules subsequently that would require us to obtain CSRC or other governmental approvals for this offering, we may not be able to proceed with this offering, and may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, the value of E-Home’s securities, as well as E-Home’s ability to offer or continue to offer its securities to investors or cause such securities to significantly decline in value or become worthless. In addition, if the CSRC, the CAC or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for any of the offerings, we cannot assure you that we can obtain the approval, authorizations, or complete required procedures or other requirements in a timely manner, or at all, or obtain a waiver of the requisite requirements if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the value of the securities that we are registering.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent E-Home from making additional capital contributions or loans to its PRC subsidiaries.

E-Home, as an offshore holding company, is permitted under PRC laws and regulations to provide funding to its PRC subsidiaries through loans or capital contributions. However, loans by E-Home to its PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange and capital contributions to its PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign- Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the State Administration of Foreign Exchange will permit such capital to be used for equity investments in the PRC in actual practice. The State Administration of Foreign Exchange promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency E-Home holds to its PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by E-Home to its PRC subsidiaries. As a result, uncertainties exist as to E-Home’s ability to provide prompt financial support to its PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The increased regulatory scrutiny focusing on U.S.-listed companies with significant operations in China in the U.S. could add uncertainties to our business operations, share price and reputation. Although our auditor, TPS Thayer LLC, is subject to inspection by the PCAOB, trading in E-Home’s securities may be prohibited under the HFCA Act if the PCAOB subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist E-Home’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to the PCAOB inspections for two consecutive years instead of three.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

In recent years, as part of increased regulatory focus in the United States on access to audit information, the United States enacted the HFCA Act in December 2020. The HFCA Act includes requirements for the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The HFCA Act also requires public companies on this SEC list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures in their SEC filings. In addition, if the auditor of a U.S. listed company’s financial statements is not subject to PCAOB inspections for three consecutive “non-inspection” years after the law becomes effective, the SEC is required to prohibit the securities of such issuer from being traded on a U.S. national securities exchange, such as NYSE and Nasdaq, or in U.S. over-the-counter markets. On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement the foregoing certification and disclosure requirements and that it was seeking public comment on the issuer identification process as well as the submission and disclosure requirements. On May 13, 2021, the PCAOB issued proposed PCAOB Rule 6100 Board Determinations Under the Holding Foreign Companies Accountable Act for public comment. The proposed rule provides a framework for making determinations as to whether PCAOB is unable to inspect an audit firm in a foreign jurisdiction, including the timing, factors, bases, publication and revocation or modification of such determinations, and such determinations will be made on a jurisdiction-wide basis in a consistent manner applicable to all firms headquartered in the jurisdiction.

Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which if enacted into law would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive “non-inspection” years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize the interim final rules previously issued in March 2021, and established procedures to identify issuers and prohibit the trading of the securities of certain registrants as required by the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. The final amendments require SEC identified issuers to submit documentation to the SEC establishing that, if true, it is not owned or controlled by a governmental entity in the public accounting firm’s foreign jurisdiction. The amendments also require that an SEC-identified issuer that is a “foreign issuer,” as defined in Exchange Act Rule 3b-4, provide certain additional disclosures in its annual report for itself and any of its consolidated foreign operating entities. An SEC-identified issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as an SEC identified issuer based on its annual report for the fiscal year ending December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ending December 31, 2022.

Accordingly, if E-Home is determined by the SEC to be an SEC identified issuer, we will incur additional costs in complying with the submission and disclosure requirements in the annual report for each year in which E-Home is identified. In the event that E-Home is deemed to have had three consecutive “non-inspection” years by the SEC, its securities will be prohibited from trading on any national securities exchange or over-the-counter markets in the United States. Moreover, if the AHFCA Act is enacted into law, it would reduce the time before the securities of SEC identified issuers may be prohibited from trading or delisted from three years to two years.

Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China of the People’s Republic of China and Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in such jurisdictions. In addition, the PCAOB’s report identified specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, TPS Thayer, LLC, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, TPS Thayer, LLC is required by the laws of the United States to undergo regular inspections by the PCAOB. TPS Thayer, LLC is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis with the last inspection in 2021. In addition, the audit workpapers of E-Home, including its Chinese subsidiaries, are retained in the United States by TPS Thayer, LLC and available for the PCAOBs’ inspection. However, if the PCAOB determines in the future that it cannot inspect or fully investigate our auditor at such future time, trading in E-Home’s securities would be prohibited under the HFCA Act.

While we understand that there has been dialogue among the China Securities Regulatory Commission, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, and the audit reports of TPS Thayer LLC incorporated by reference into this prospectus are prepared by U.S. auditors who are subject to inspection by the PCAOB, there can be no assurance that our auditor or us will be able to comply with requirements imposed by U.S. regulators in the future. The value of the securities being offered could be adversely affected as a result of anticipated negative impacts of the HFCA Act upon, as well as negative investor sentiment towards, China-based companies listed in the United States, regardless of our actual operating performance.

Furthermore, as part of ongoing efforts to protect U.S. investors, the U.S. President’s Working Group on Financial Markets, or the PWG, released a report in August 2020 recommending certain enhancements to listing standards on U.S. stock exchanges, including that the PCAOB have access to work papers of the principal audit firm for the audit of each company as a condition to initial and continued exchange listing. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in their jurisdiction may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The SEC announced that its staff have been directed to prepare and develop proposals in response to the report of the PWG. Any resulting actions, proceedings or new rules could adversely affect the listing and compliance status of China-based issuers listed in the United States, such as E-Home, and may have a material and adverse impact on the trading prices of the securities of such issuers, and substantially reduce or effectively terminate the trading of E-Home’s securities in the United States.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product and service development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of services, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws, the rules and regulations of the SEC, stock exchange rules, and other applicable laws, regulations and rules, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of E-Home’s securities under this prospectus to fund the growth of business of E-Home’s Chinese subsidiaries, primarily working capital, and for general corporate purposes.

We may also use a portion of the net proceeds for E-Home’s Chinese subsidiaries to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of the Company. Depending on future events and others changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. As a result, E-Home’s management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of the management regarding the application of the proceeds of any sale of the securities. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

E-Home is authorized to issue up to 500,000,000 Ordinary Shares, with a par value of $0.0001 each. As of June 17, 2022, there were 42,507,745 Ordinary Shares issued and outstanding.

For a description of the Ordinary Shares, including the rights and obligations attached thereto, please refer to Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2021, which is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that E-Home may issue and is not intended to be complete. If debt securities are issued, we will describe in the applicable prospectus supplement the particular terms and provisions of any series of the debt securities and a description of how the general terms and provisions described below may apply to that series of the debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

E-Home may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, senior subordinated debt or subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities that E-Home may offer will be issued under an indenture between E-Home and an entity, identified in the applicable prospectus supplement, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security. Prospective investors should rely on information in the applicable prospectus supplement and not on the following information to the extent that the information in such prospectus supplement is different from the following information.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that E-Home may issue. It provides that E-Home may issue debt securities up to the principal amount that E-Home may authorize and may be in any currency or currency unit that it may designate. E-Home may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

E-Home may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount”, or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

●	the title and authorized denominations of the series of debt securities;

●	any limit on the aggregate principal amount of the series of debt securities;

●	whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

●	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

●	the price or prices at which the debt securities will be issued;

●	the date or dates on which principal is payable;

●	the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

●	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

●	the right, if any, to extend the interest payment periods and the duration of the extensions;

●	E-Home’s rights or obligations to redeem or purchase the debt securities;

●	any sinking fund or other provisions that would obligate E-Home to repurchase or otherwise redeem some or all of the debt securities;

●	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

●	the currency or currencies of payment of principal or interest;

●	the terms applicable to any debt securities issued at a discount from their stated principal amount;

●	the terms, if any, under which any debt securities will rank junior to any of E-Home’s other debt;

●	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

●	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

●	the provisions, if any, relating to any collateral provided for the debt securities;

●	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on E-Home’s obligations;

●	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

●	the nature and terms of any security for any secured debt securities; and

●	any other specific terms of any debt securities.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on senior debt securities will rank on a parity with all of E-Home’s other secured/unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities and any credit facility. We will state in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of E-Home’s senior debt, including E-Home’s senior debt securities and senior subordinated debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities being registered in this registration statement, including, for example, E-Home’s equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

●	the conversion or exchange price;

●	the conversion or exchange period;

●	provisions regarding the ability of E-Home or the holder to convert or exchange the debt securities;

●	events requiring adjustment to the conversion or exchange price; and

●	provisions affecting conversion or exchange in the event of E-Home’s redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

●	failure to pay interest for 30 days after the date payment is due and payable;

●	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

●	failure to make sinking fund payments when due;

●	failure to perform other covenants for 60 days after notice that performance was required;

●	events in bankruptcy, insolvency or reorganization relating to us; or

●	any other Event of Default provided in the applicable officer’s certificate, resolution of E-Home’s board of directors or the supplemental indenture under which E-Home issues a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of senior debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of senior debt securities of equal ranking (or, if any of such senior debt securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of senior debt securities.

If an Event of Default with respect to any series of subordinated securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of subordinated securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of subordinated securities of equal ranking (or, if any of such subordinated securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of subordinated securities. The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

●	the holder has previously given to the trustee written notice of default and continuance of such default;

●	the holders of not less than a majority in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

●	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

●	the trustee has not instituted the action within 60 days of the request; and

●	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

E-Home will be required to file annually with the trustee a certificate, signed by one of E-Home’s officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. E-Home will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, E-Home will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that E-Home will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

●	by the depositary for such registered global security to its nominee;

●	by a nominee of the depositary to the depositary or another nominee of the depositary; or

●	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

●	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

●	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

●	any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

●	ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

●	will not be entitled to have the debt securities represented by a registered global security registered in their names;

●	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

●	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, E-Home will appoint an eligible successor depositary. If it fails to appoint an eligible successor depositary within 90 days, E-Home will issue the debt securities in definitive form in exchange for the registered global security. In addition, E-Home may at any time and in its sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, E-Home will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, who shall instruct the trustee.

E-Home may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within sixty (60) days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

●	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

●	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

●	in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

 In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although E-Home may discharge or decrease its obligations under the indenture as described in the two preceding paragraphs, E-Home may not avoid, among other things, its duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that E-Home and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

●	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

●	evidence the assumption by a successor corporation of our obligations;

●	add covenants for the protection of the holders of debt securities;

●	add any additional events of default;

●	cure any ambiguity or correct any inconsistency or defect in the indenture;

●	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

●	establish the forms or terms of debt securities of any series;

●	eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

●	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

●	make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that E-Home and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. E-Home and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

●	extend the final maturity of any debt security;

●	reduce the principal amount or premium, if any;

●	reduce the rate or extend the time of payment of interest;

●	reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

●	change the currency in which the principal, premium or interest, if any, is payable;

●	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

●	alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

●	impair the right to institute suit for the enforcement of any payment on any debt security when due;

●	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

●	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

●	a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a non-consenting holder; or

●	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture.

Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

●	would not conflict with any rule of law or with the relevant indenture;

●	would not be unduly prejudicial to the rights of another holder of the debt securities; and

●	would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

No recourse under or upon any obligation, covenant or agreement of this Indenture, or of any debt security thereunder, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Indenture and the obligations issued hereunder are solely corporate obligations of the Company, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors, as such, of the Company or of any successor corporation, or any of them.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

E-Home may issue warrants for the purchase of Ordinary Shares and/or debt securities in one or more series. E-Home may issue warrants independently or together with Ordinary Shares and/or debt securities, and the warrants may be attached to or traded separate and apart from these securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement. The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

●	the title of the warrants;

●	the offering price or prices of the warrants, if any;

●	the minimum or maximum amount of the warrants which may be exercised at any one time;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

●	the date, if any, on and after which such warrants and the related securities, if any, will be transferable separately;

●	the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

●	any material risk factors, if any, relating to such warrants;

●	the identity of any warrant agent; and

●	any other material terms of the warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends or the right to vote such underlying securities. Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

DESCRIPTION OF RIGHTS

E-Home may issue rights to purchase the Ordinary Shares, debt securities or other securities. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering, E-Home may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies, or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that E-Home offers will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price for the rights;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the right will expire;

●	the extent to which such subscription rights are transferable;

●	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

●	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

●	the material terms of any standby underwriting agreement or other arrangement entered into by E-Home in connection with the rights offering.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, E-Home may offer any unsubscribed securities directly to persons other than its security holders, to or through agents, underwriters, or dealers, or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

E-Home may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

TAXATION

Our most recent Annual Report on Form 20-F provides a discussion of certain tax considerations that may be relevant to prospective investors in E-Home’s securities. The applicable prospectus supplement may also contain information about certain material tax considerations relating to the securities covered by such prospectus supplement. You should consult your own tax advisors prior to acquiring any of E-Home’s securities.

PLAN OF DISTRIBUTION

E-Home may sell the securities offered by this prospectus in any one or more of the following ways (or in any combination) from time to time:

●	directly to investors, including through privately negotiated transactions, a specific bidding, auction or other process;

●	to investors through agents;

●	directly to agents;

●	to or through underwriters or dealers;

●	in “at the market” offerings, within the meaning of the Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	through a combination of any such methods of sale; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

●	the names and addresses of any underwriters, dealers or agents;

●	the purchase price of the securities and the proceeds to us from the sale, if any;

●	any over-allotment options under which underwriters may purchase additional securities from E-Home;

●	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

●	any public offering price, any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased. Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

Pursuant to an agreement dated August 13, 2021, Joseph Stone Capital, LLC shall serve as the exclusive agent, advisor or underwriter in any offering of securities of E-Home during the term ending August 13, 2022.

In connection with the sale of E-Home’s securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us, or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of such securities may be deemed to be “underwriters” as that term is defined in the Securities Act, and any discounts allowed or commissions paid, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any person who may be deemed to be an underwriter will be identified, and the compensation received from us will be described, in the prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority limitations.

Underwriters and agents may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make relating to these liabilities. Underwriters and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the Ordinary Shares, which are listed on the Nasdaq Capital Market. Any Ordinary Shares sold pursuant to a prospectus supplement will be listed on the Nasdaq Capital Market, subject to official notice of issuance. We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

The aggregate proceeds to us from the sale of the Ordinary Shares will be the purchase price of the Ordinary Shares less discounts or commissions, if any. We reserve the right to accept and, together with our agents from time to time, to reject, in whole or in part, any proposed purchase of the Ordinary Shares to be made directly or through agents.

To facilitate the offering of the Ordinary Shares, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Ordinary Shares. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Ordinary Shares by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Ordinary Shares at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. We will bear all of the expenses shown below.

Securities and Exchange Commission registration fee		$32,730
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*
Total	$	*

*	The amount of securities and number of offerings are indeterminable, and the expenses cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, the validity of any securities offered pursuant to this prospectus will be passed upon by Conyers Dill & Pearman. Certain other legal matters relating to U.S. federal law and the laws of the State of New York will be passed upon for us by King & Wood Mallesons. Legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm. King & Wood Mallesons may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of the Company as of June 30, 2021 and for each of the two-year period ended June 30, 2021 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2021, have been so incorporated in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of June 30, 2019 and for the year ended June 30, 2019 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2021, have been so incorporated in reliance on the report of Thayer O’Neal Company, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of E-Home’s amended and restated memorandum and articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ENFORCEMENT OF CIVIL LIABILITIES

E-Home is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. E-Home is incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

E-Home’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between E-Home, E-Home’s officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the foreign courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

We have appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168, as E-Home’s agent upon whom process may be served in any action brought against us under the securities laws of the United States.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the information contained in the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act, except for information “furnished” to the SEC which is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2021, filed with the SEC on October 29, 2021;

●	the Company’s Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on May 10, 2022 and June 15, 2022; and

●	The description of E-Home’s Ordinary Shares contained in the registration statement on Form 8-A12B filed on April 30, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed hereafter for the purpose of updating such description

We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities by means of this prospectus, and any future reports of foreign private issuer on Form 6-K we furnish with the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents incorporated by reference have been modified or superseded. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such request should be directed to: E-Home Household Service Holdings Limited, E-Home, 18/F, East Tower, Building B, Dongbai Center, Yangqiao Road, Gulou District, Fuzhou City 350001, People’s Republic of China, and telephone number +86-591-87590668.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold by E-Home hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K.

The SEC maintains a website that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of the website is www.sec.gov. The information on our website (www.ej111.com), other than the Company’s SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, E-Home is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and E-Home’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, E-Home is not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

E-HOME HOUSEHOLD SERVICE HOLDINGS LIMITED

$300,000,000

Ordinary Shares

Debt Securities

Warrants

Rights

Units

PROSPECTUS

_______, 2022